EXHIBIT 3.1.2

         [APPROVED AND FILED, CONNIE LAWSON, INDIANA SECRETARY OF STATE,
                              2/11/2013 1:17 P.M.]


                          ARTICLES OF AMENDMENT OF THE
                          ARTICLES OF INCORPORATION OF

     Name of Corporation:                                 Date of Incorporation:

National Health Partners, Inc.                                March 10, 1989

The undersigned officers of the above referenced Corporation (hereinafter referred to as the "Corporation") existing pursuant to the provisions of the Indiana Business Corporation Law, as amended (hereinafter referred to as the "Act"), desiring to give notice of corporate action effectuating amendment of certain provisions of its Articles of Incorporation, certify the following facts:

                             ARTICLE I AMENDMENT(S)

The exact text of Article III of the Article of Incorporation is now as follows:

Effective February 15, 2013, the total number of shares of capital stock which the Corporation shall have authority to issue is Five Hundred Five Million (505,000,000), of which Five Hundred Million (500,000,000) shares shall be Common Stock, $.001 par value, and Five Million (5,000,000) shares shall be Preferred Stock, $.001 par value. The 245,303,252 shares of the Corporation's Common Stock outstanding on the effective date of these Articles of Amendment (February 15, 2013) shall be reverse split on the basis of one (1) share for every one hundred (100) shares, resulting in 2,453,032.52 shares being outstanding. Fractional shares resulting from this reverse split shall be rounded up to the nearest one whole share.

                                   ARTICLE II

Date of each amendment's adoption:

January 9, 2013

                                   ARTICLE III

The shareholders of the Corporation entitled to vote in respect to the amendment adopted the proposed amendment. The amendment was adopted by the written consent of the holders of a majority of the shares of the Corporation's Common Stock
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outstanding, such holders owning and voting 125,680,620 or 51.23% of the
Corporation's 245,303,252 shares of Common Stock outstanding.

The Corporation is a corporation that has a class of voting shares registered with the United States Securities and Exchange Commission under Section 12 of the Securities Exchange Act of 1934. The adoption of this amendment is authorized under IC 23-1-29-4, Sec. 4(b).

                  ARTICLE IV COMPLIANCE WITH LEGAL REQUIREMENTS

The manner of the adoption of the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Articles of Incorporation, and the By-Laws of the Corporation.

I hereby verify, subject to the penalties of perjury, that the statements contained herein are true, this 11th day of February, 2013.

Signature of current officer or chairman of the board:


/s/ David M. Daniels                              David M. Daniels
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Chairman of the Board                             Printed name of officer